Exhibit 10.15

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is made as of October 19, 2020 by Allvue Systems, LLC (formerly known as Black Mountain Systems, LLC) (the “Company”) and Reinaldo Acosta (“Executive”).

WITNESSETH

WHEREAS, the parties hereto desire to amend the Original Employment Agreement, dated as of July 29, 2019 by and between the Company and Executive (the “Original Employment Agreement”), as set forth herein. Capitalized terms not defined herein shall have the meaning set forth in the Original Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	This Amendment shall be effective as of December 3, 2020 (the “Effective Date”).

2.	Section 1 of the Original Employment Agreement is hereby amended by deleted and replacing each use of the phrase “Chief Executive Officer” with “Executive Chairman.”

3.	The Original Employment Agreement is hereby amended by deleting and replacing Section 2 in its entirety with the following:

“2. Your base salary will be $160,000 per year, less deductions and withholdings required by law or authorized by you, and will be subject to review annually (the “Base Salary”). In addition to your Base Salary, solely for the first twelve (12) months following the Effective Date of this Amendment, you shall be entitled to a special payment of $400,000 per year, less deductions and withholdings required by law or authorized by you (the “Special Payment”). Your Base Salary and the Special Payment will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

With respect to your bonus opportunities for each bonus period beginning on and after January 1, 2021, you will be eligible to receive a bonus of up to 100% of your Base Salary (the “Bonus”). The Bonus will be awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of predetermined thresholds which may include, but are not limited to, management by objectives (“MBOs”) and financial targets such as revenue, recurring revenue, gross profit and/or EBITDA targets. Your base salary and bonus for the fiscal year ending December 31, 2020 (the “2020 Total Cash Compensation”) will be prorated such that your 2020 Total Cash Consideration will be calculated based on your base salary and bonus (i) in your Original Employment Agreement for the time period where you served as the Chief Executive Officer of the Company in the fiscal year 2020 (base salary of $400,000 and bonuses up to $400,000) and (ii) for the time period when you served as Executive Chairman of the Company in the fiscal year 2020 (base salary of $160,000 and bonus up to 100% of base salary).

The bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board in its sole discretion, and communicated in writing (including by e-mail) to you from time to time. Any bonus earned for a fiscal year shall be paid within thirty (30) days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements, subject to your continued employment on the applicable payment date.”

4.	The Original Employment Agreement is hereby amended by deleting and replacing Section 8 in its entirety with the following:

“8. Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason, with or without cause.

Notwithstanding any other provisions in this Agreement or any Exhibit hereto, you or the Company may terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the other party; provided that you shall give the Company notice of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period; provided that the Company pays your Base Salary which would otherwise be payable with respect to the Notice Period. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices. Notwithstanding the foregoing, you shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination.”

5.	The Original Employment Agreement is hereby amended by deleting and replacing Section 9 in its entirety with the following:

“9. If the Company terminates your employment with or without cause (excluding terminations for death or Disability) or you voluntarily terminate your employment for any reason or no reason at all, in each case within twelve (12) months of the effective date of this Amendment, you will be entitled to receive a severance payment in the form of continued payment of the Special Payment through the date twelve (12) months following the effective date of this Amendment (not to exceed $400,000 in the aggregate with all amounts paid or withheld by the Company in respect of the Special Payment) (the “Severance Pay”), paid in accordance with the Company’s general payroll practices, less any applicable deductions and withholdings required by law or authorized by you. For the avoidance of doubt, you shall not be entitled to the Severance Pay or any other severance payment or post-termination benefits following any termination or resignation that occurs subsequent to the date twelve (12) months following the effective date of this Amendment. The Company will not be required to pay the Severance Pay unless (a) you execute and deliver to the Company an agreement (“Release Agreement”) in the form attached as Exhibit C to the Original Employment Agreement releasing from all liability (other than the payments and benefits contemplated by this letter) the Company, each member of the

Company, and any of their respective past or present officers, directors, managers, employees investors, agents or affiliates, including Vista, and you do not revoke such Release Agreement during any applicable revocation period, (b) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of your termination of employment, and (c) you have not breached the provisions of Sections 4 through 10 and 16 of Exhibit A to the Original Employment Agreement, the terms of this letter or any other agreement between you and the Company or the provisions of the Release Agreement. If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of termination and commencing on the first regularly scheduled pay date following the sixtieth (60th) day following your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein.”

6.	The definitions of “Cause” and “Good Reason” in Exhibit B of the Original Employment Agreement is hereby amended by deleting such definitions in its entirety.

7.

Except as specifically set forth herein, the Original Employment Agreement and all of its terms and conditions remain in full force and effect, and the Original Employment Agreement is hereby ratified and confirmed in all respects, except that on or after the date of this Amendment all references in the Original Employment Agreement to “the Employment Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Original Employment Agreement as amended by this Amendment.

8.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and such counterpart together shall constitute one and the same instrument.

9.	This Amendment, including the validity, interpretation, construction and performance of this Amendment, shall be governed by and construed in accordance with the laws of the state of Delaware.

10.

This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. The Original Employment Agreement, as amended by this Amendment, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

ALLVUE SYSTEMS, LLC

By:	/s/ Jeff Wilson
	Name:	Jeff Wilson
	Title:	Authorized Signatory

EXECUTIVE
By:	/s/ Reinaldo Acosta
	Name:	Reinaldo Acosta

SIGNATURE PAGE TO AMENDMENT TO THE EMPLOYMENT AGREEMENT